Exhibit 99

        The J. M. Smucker Company Announces Voluntary Odd-Lot Program

    ORRVILLE, Ohio, Oct. 13 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced a voluntary odd-lot program which will allow shareholders with fewer than 100 shares to either sell all of their shares or to purchase additional shares to increase their holdings to 100 shares.
    The program, administered by Georgeson Shareholder Communications Inc., will be in effect from October 14, 2004 through November 12, 2004, unless extended or earlier terminated. Information about the program, including how to participate, calculation of the sale or purchase price, and processing fees to be paid by participating shareholders, will be mailed to eligible shareholders on or about October 14, 2004. Questions should be directed to Georgeson Shareholder Communications Inc., toll-free at (888) 288-6984. The Company is making no recommendation to shareholders as to whether or not they should act upon this program.

    About The J. M. Smucker Company
    The J. M. Smucker Company was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R), and Crisco(R). In June 2004, the Company expanded its family of products to include such brands as Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 107 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company was recognized as the top company in FORTUNE Magazine's 2003 annual survey of The 100 Best Companies to Work For and has ranked consistently in the top 25 companies each year since FORTUNE began the list in 1998. The J. M. Smucker Company has over 4,500 employees worldwide and distributes products in more than 45 countries.

SOURCE  J. M. Smucker Company
    -0-                             10/13/2004
    /CONTACT: Ann Harlan, Vice President, General Counsel and Secretary, +1-330-682-3000, or Sonal Robinson, Manager, Shareholder Relations, +1-330-682-3000, both of The J. M. Smucker Company/
    /Web site:  http://www.smuckers.com /
    (SJM)

CO:  J. M. Smucker Company; Georgeson Shareholder Communications Inc.
ST:  Ohio
IN:  FOD REA
SU: